Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Moody’s Corporation

We consent to the use of our report dated February 21, 2020, with respect to the consolidated balance sheets of Moody’s Corporation as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2019 and related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in the methods of accounting for leases in 2019 due to the adoption of Accounting Standard Codification (ASC) Topic 842, Leases and revenue recognition in 2018 due to the adoption of Accounting Standard Update (ASU) 2014-09 and all related amendments, which established ASC Topic 606, Revenue - Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York

February 25, 2020